Exhibit 99.1

2825 Airview Boulevard
Kalamazoo, MI 49002
Press release

Stryker announces nomination of new Director, Lisa Skeete Tatum

Kalamazoo, Michigan – February 25, 2020 – Stryker (NYSE:SYK) announced that Lisa Skeete Tatum has been nominated for election to the company’s Board of Directors at Stryker’s 2020 Annual Meeting of Shareholders, which will be held on May 5, 2020.
Ms. Skeete Tatum is the Founder and Chief Executive Officer of Landit, Inc., a technology platform created to increase the success and engagement of women and diverse groups in the workplace. Her previous experience includes over a decade as an early stage venture capitalist focused on investments in healthcare technology. Ms. Skeete Tatum also worked for Procter & Gamble and has served on numerous private and public boards.
“We are excited about the potential to add Lisa to our board,” said Kevin Lobo, Stryker’s Chairman and Chief Executive Officer. “She brings a strong background in healthcare investing and technology as well as deep insight on talent development that we believe will benefit our board and company.”
Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

Important Additional Information and Where You Can Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at the 2020 Annual Meeting of Shareholders in connection with the director nomination disclosed above. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise is set forth in the Company’s Definitive Proxy Statement for its 2019 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2019 and reports filed by the Company and ownership forms filed by the directors and executive officers with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders may obtain free copies of the materials referenced above at www.sec.gov or www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine Owen, Vice President, Strategy & Investor Relations at 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Vice President, Communications, Public Affairs and Corporate Marketing at 269-385-2600 or yin.becker@stryker.com